EXHIBIT 99.1
1400 N. 15th Street
Immokalee, FL 34142
Ph: 239-657-3171
Fax: 239-657-8482

PRESS RELEASE

SUBJECT: Florida Community Banks, Inc. 2nd quarter 2007 Earnings Statement
Date: July 17, 2007

Florida Community Banks, Inc.
2nd Quarter 2007 Earnings Statement

Stephen L. Price, President & CEO of Florida Community Banks, Inc. has announced the unaudited second quarter earnings for the Company.  Florida Community Banks, Inc. is a publicly owned bank holding company headquartered in Immokalee, Florida.  The company, whose primary operating entity is the 84-year-old Florida Community Bank, is owned by close to 1100 shareholders predominantly residing in Southwest Florida.  Mr. Price announced that consolidated net income for the quarter ending June 30, 2007 was $4,529,338 ($0.67 per share fully diluted), compared to second quarter net income last year of $5,159,972 ($0.77 per share fully diluted). This is a decrease of 12.22% (12.99% on a fully diluted per share basis). Year-to-date consolidated net income for the first six months of 2007 was $9,196,365 ($1.37 per share fully diluted) compared to $10,353,876 ($1.55 per share fully diluted) in 2006.  This represents a decrease of 11.18% (11.61% on a fully diluted per share basis).

Mr. Price stated that for the past several years, the real estate boom in Florida has played a significant role in the growth and profitability of Florida Community Bank.  Likewise, the current slump in that market is providing fewer opportunities to maintain those levels of growth and profits.  While Mr. Price believes the long term economy in Florida will rebound quickly, he stated that 2007 will reflect the current slow down.

Mr. Price stated that while comparing this year’s earnings to Florida Community Bank’s prior earnings did reflect the slowing economy, that in comparison to other banks, Florida Community Bank continued to be one of the nation’s leaders in performance.  Earnings for the second quarter represent an annualized return on average assets of 1.84% and an annualized return on average equity of 18.73%.  The company finished the quarter with assets of $980,126,205.  Shareholders’ equity at June 30, 2007 was $98,135,433, a 24.76% increase from June 30, 2006.  The Company’s primary investment is in loans, which were $816,107,059 at June 30, 2007 compared to $900,350,080 a year earlier, a decrease of 9.36%.

Mr. Price is pleased to also report that the June issue of the nationally circulated Independent Banker magazine listed Florida Community Bank as the 3rd highest performing bank in the nation among banks with more than ½ billion dollars in total assets for the year in 2006.  This follows being listed as the second highest performing bank in the nation for banks with more than ½ billion dollars in total assets in 2005.  Florida Community Bank currently operates 10 offices in Collier, Lee, Hendry, and Charlotte counties.  For more information contact Mr. Price at 239-657-3171.